Exhibit 10.1

Amendment No. 1

to

Miller Industries, Inc. 2013 Non-Employee Director Stock Plan

Pursuant to the Miller Industries, Inc. 2013 Non-Employee Director Stock Plan (the “Plan”), the Board of Directors (the “Board”) of Miller Industries, Inc. (the “Company”), at a meeting of the Board held on March 14, 2017, has duly adopted a resolution approving this Amendment No. 1 to the Plan (this “Amendment”), to amend the Plan as set forth below. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given to them in the Plan.

1.             The section of the Plan titled “Annual Award” is hereby amended by (a) replacing each reference to “$32,000” with “$50,000” and (b) adding the following sentence to the end of the first paragraph: “Any additional shares of Common Stock to be awarded in 2017 under this Plan as a result of the change in formula pursuant to Amendment No. 1 to this Plan shall be granted on March 17, 2017, and the number of shares for such additional award in 2017 shall be determined by dividing $18,000 by the closing price of a share of the Company’s Common Stock on March 16, 2017.”

2.             This Amendment shall be and is hereby incorporated into and forms a part of the Plan.

3.             Except as modified by the Amendment, the terms of the Plan remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the Company and is made effective on this 14th day of March, 2017.

Miller Industries, Inc.

By:	/s/ Frank Madonia
Name:	Frank Madonia
Title:	Executive Vice President, Secretary and General Counsel